Exhibit 99.2

Press Release

For more information, contact:

Laura E. Owen, Vice President

11011 King Street, Suite 260

Overland Park, KS 66210 USA

Phone: (913) 338-5550

Fax: (913) 469-1662

www.ICOPDigital.com

ICOP Digital Welcomes Noel Koch to the Board

Digital In-Car Video Systems Leader Focuses on

Expanding Its Board of Directors

OVERLAND PARK, KS, (March 8, 2005) – ICOP Digital, Inc., (OTCBB:ICPD) the leading provider of digital in-car video systems for law enforcement, announced today that it has appointed Noel Koch as its newest member of the Board of Directors.

“ICOP Digital is pleased to welcome Noel to our Board. Noel’s broad experience with security related issues brings invaluable expertise to ICOP Digital in his role as a director,” said Dave Owen, President and CEO of ICOP Digital, Inc.

Mr. Koch is currently President and CEO of TranSecur, a global travel security Information service. He served as a Special Assistant to both President Nixon and President Ford. He formerly served as Principal Deputy Assistant to the Secretary of Defense for International Security Affairs and as Director for Special Planning for the U.S. Department of Defense where he supervised the development of Anti-Terrorist Programs, Counter-Terrorist Operations and the restoration of the U.S. Special Operations Forces. Mr. Koch is a Vietnam veteran. He is also an Adjunct Professor at Georgetown University where he teaches “Low-Intensity Conflict” as part of the National Security Studies Program.

Mr. Koch stated “Our nation’s security and that of its citizens is one of the most important matters facing us in the years ahead. I look forward to my association with ICOP Digital as we strive to provide leading edge technology to law enforcement agencies.”

About ICOP Digital, Inc.

ICOP Digital, Inc. (OTCBB:ICPD) is a Kansas-based company that delivers innovative mission-critical security, surveillance, and communications solutions that provide timely and accurate information for security for the public and private sectors to monitor and protect people, assets, and profits. The ICOP Model 20/20™ is the leading digital in-car video recorder system for use by law enforcement. ICOP Digital is committed to providing surveillance and communications solutions that help our customers improve their safety and security, through effective deployments of innovative technologies. www.ICOPdigital.com

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our ability to finance operations and inventory on terms acceptable to us, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company’s products and services. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities and Exchange Commission.

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